Exhibit 10.2

CREDIT AGREEMENT

dated as of

February 13, 2007,

among

INVESTOOLS INC.,
as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.
as Sole Lead Arranger and Sole Bookrunner

LASALLE BANK NATIONAL ASSOCIATION
as Syndication Agent

WELLS FARGO BANK, N.A.
as Documentation Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	27
SECTION 1.03.	Terms Generally	27
SECTION 1.04.	Accounting Terms; GAAP	28

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

i

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	59
SECTION 4.02.	Each Credit Event	61

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities	68
SECTION 6.02.	Liens	70
SECTION 6.03.	Fundamental Changes; Lines of Business	71

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	77

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.05 — Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 3.13 — Insurance
Schedule 3.18 — Regulatory Status; Memberships Held
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments; Permitted Acquisition
Schedule 6.05 — Permitted Disposition
Schedule 6.10 — Existing Restrictions
Schedule 6.14 — Quarterly Subscription Revenue

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit B-2 — Form of Opinion of California Counsel
Exhibit B-3 — Form of Opinion of Utah Counsel
Exhibit B-4 — Form of Opinion of Nevada Counsel
Exhibit C — Form of Collateral Agreement
Exhibit D — Form of Borrowing Request

CREDIT AGREEMENT dated as of February 13, 2007 (this “Agreement”), among INVESTOOLS INC., a Delaware corporation, as Borrower; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the Agreement and Plan of Merger dated as of September 18, 2006, and related definitive documentation (collectively, as amended or supplemented, the “Acquisition Agreement”), among the Borrower (such term and each other capitalized term used but not otherwise defined in this preamble having the meaning specified in Article I), Atomic Acquisition Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of the Borrower, and thinkorswim Group, Inc., a Delaware corporation (together with its subsidiaries, the “Acquired Company”), Merger Sub will be merged with and into the Acquired Company (the “Acquisition”), with the Acquired Company surviving as a wholly owned subsidiary of the Borrower.  In connection with the Acquisition, existing shareholders of the Acquired Company will receive aggregate consideration of $469,753,716 (the “Merger Consideration”), consisting of (a) 19,104,762 shares of common stock of the Borrower (the “Equity Consideration”) and (b) cash in the amount of $170,000,000 (the “Cash Consideration”).  In connection with the foregoing transactions, the Borrower has requested that the Lenders extend credit in the form of (a)(i) senior secured Tranche A Term Loans in an aggregate principal amount not in excess of $50,000,000 and (ii) senior secured Tranche B Term Loans in an aggregate principal amount not in excess of $75,000,000 and (b) senior secured Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $25,000,000 less the LC Exposure at such time.  The Borrower has also requested the Issuing Bank to issue Letters of Credit in an aggregate face amount at any time outstanding not to exceed $5,000,000 and has requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.  The proceeds of the Term Loans, together with cash of the Borrower, will be used by the Borrower to pay the Cash Consideration and fees and expenses incurred in connection with the Transactions.  The proceeds of the Revolving Loans and Swingline Loans will be used by the Borrower for general corporate purposes, including Qualifying Acquisitions.  The Letters of Credit will be used by the Borrower for general corporate purposes.

The Lenders and the Swingline Lender are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Company” has the meaning specified in the preamble hereto.

“Acquisition” has the meaning specified in the preamble hereto.

“Acquisition Agreement” has the meaning specified in the preamble hereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that solely for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day, (a) with respect to any Tranche B Term Loan, (i) 2.25% per annum in the case of an ABR Loan and 3.25% per annum in the case of a Eurodollar Loan, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Tranche A Term Loan or a Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted LIBO Spread” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the delivery pursuant to Section 5.01(a) or (b) of financial statements covering a period of two full fiscal quarters after the Effective Date the “Applicable Rate” for purposes of clause (b) shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio	ABR Spread	Adjusted LIBO Spread	Commitment Fee
Category 1 > 2.00 to 1.00	1.250%	2.250%	0.375%
Category 2 > 1.50 to 1.00 but ≤ 2.00 to 1.00	1.000%	2.000%	0.300%
Category 3 > 1.00 to 1.00 but ≤ 1.50 to 1.000	0.750%	1.750%	0.250%
Category 4 ≤ 1.00 to 1.00	0.500%	1.500%	0.200%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower following the delivery of the Borrower’s consolidated financial statements for such fiscal quarter pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the day by which such statements are permitted to be delivered under Section 5.01(a) or (b), as the case may be, until such consolidated financial statements are delivered.  In the event that any financial statement or certificate delivered pursuant to Section 5.01 shall prove to have been inaccurate (regardless of whether the Commitments are in effect or any Loans or Letters of Credit are outstanding when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the Borrower’s actual Leverage Ratio), then the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement or certificate, as the case may be, and pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of the inaccuracy of such financial statement or certificate (it being understood that nothing in this sentence shall limit the rights of the Agent or the Lenders under Section 2.13(c) or Article VII.

“Approved Fund” has the meaning specified in Section 9.04(b).

“Arranger” means J.P. Morgan Securities Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning specified in Section 2.08.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means INVESTools Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit D or in another form acceptable to the Administrative Agent.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer under the Securities Exchange Act of 1934 or any other Requirement of Law requiring such registration.  The Broker-Dealer Subsidiaries on the date hereof are identified as such on Schedule 3.12.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Consideration” has the meaning specified in the preamble hereto.

“Cash Management Arrangements” means treasury, depositary and cash management services or any automated clearing house transfer of funds.

“Cash Management Obligations” means the due and punctual payment and performance of all obligations of any Loan Party in respect of any overdraft or other liability that (a) arises under Cash Management Arrangements in effect on the Effective Date with a counterparty that is (i) a Lender as of the Effective Date or (ii) an Affiliate of such Lender or (b) arises under Cash Management Arrangements entered into after the Effective Date with a counterparty that is (i) a Lender as of the date on which such Cash Management Arrangements are entered into or (ii) an Affiliate of such Lender.

“Change in Control” means an event or series of events by which:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests in the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change in Law” means (a) the adoption or effectiveness of any law, rule or regulation, order, guideline or request or any change therein by any Governmental Authority after the Closing Date, (b) any change adopted or effective in the interpretation, administration or application of any law, rule or regulation, order, guideline or request or any change therein by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche A Commitment, a Tranche B Commitment or a Swingline Commitment.  “Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in, and any other assets subject to Liens created by, any Security Document, including the Mortgaged Properties.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with any supplements thereto delivered in accordance with the terms of such Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)  the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan

Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b)  all outstanding Equity Interests in each Subsidiary or other Person owned by or on behalf of any Loan Party (including Equity Interests in any Excluded Subsidiary (other than any Immaterial Subsidiary)) shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (to the extent certificated), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that in the case of Equity Interests in any Foreign Subsidiary, such pledge shall be limited to 100% of the non-voting Equity Interests and 65% of the voting Equity Interests of such Foreign Subsidiary;

(c)  all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)  the Administrative Agent shall have received from each applicable Loan Party and each applicable depository bank or securities intermediary, an executed counterpart of a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, in respect of each deposit account and securities account of any Loan Party that is required to be subject to an account control agreement by Sections 4.04(b) and (c) of the Collateral Agreement; and

(e)  all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(f)  the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(g)  each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys or legal opinions with respect to, particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys or legal opinions in respect of such assets would be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance, surveys or legal opinions with respect to particular assets where it determines that such perfection or the delivery of such title insurance, surveys or legal opinions cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires), and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commitment Increase” has the meaning specified in Section 2.08.

“Company Material Adverse Effect” has the meaning specified in the Acquisition Agreement.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, the sum of (i) Consolidated Interest Charges for such period plus (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and the Subsidiaries for such period plus (iii) depreciation and amortization expense plus (iv) other non-recurring expenses of the Borrower and the Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period plus (or minus) (vi) an amount equal to 80% of the amount by which Deferred Revenue at the end of such period shall exceed (or be less than) Deferred Revenue on the day immediately preceding the beginning of such period minus (b) to the extent included in determining such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum of (a) the cash interest expense paid by the Borrower and the Subsidiaries during such period to any Person (other than to a Loan Party), (b) the cash dividends or other distributions paid or made by the Borrower and the Subsidiaries during such period to any Person (other than to a Loan Party), (c) the amount of scheduled amortization of Indebtedness paid by the

Borrower and the Subsidiaries during such period to any Person (other than to a Loan Party) and (d) the amount used during such period to fund repurchases of Equity Interests in the Borrower or the Subsidiaries (other than from a Loan Party); provided that Consolidated Fixed Charges for any period shall not include any amounts used to fund repurchases of Equity Interests in the Borrower or the Subsidiaries consummated prior to the Closing Date.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and the Subsidiaries for such period in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Borrower and the Subsidiaries for such period under capital leases that is treated as interest in accordance with GAAP, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss (excluding extraordinary gains but including extraordinary losses) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income of any Person in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or the appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means any Borrowing or the issuance of any Letter of Credit.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would become an Event of Default.

“Deferred Revenue” means, for any period, the amounts included in the liability accounts of the Borrower and the Subsidiaries representing receipts of cash from customers in advance of the delivery of goods or the rendering of services that will permit such cash to be recognized as revenue, determined on a consolidated basis in accordance with GAAP.

“Deposit Account Control Agreement” means a deposit account control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, designating the Collateral Agent as secured party.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation, or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Consideration” has the meaning specified in the preamble hereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Proceeds” means the Net Proceeds received by the Borrower or any Subsidiary after the Effective Date from the issuance and sale (other than to the Borrower or any Subsidiary) of its Equity Interests or as a contribution to its capital, but excluding Net Proceeds received in connection with the sale of Equity Interests pursuant to stock options granted to employees or directors or other employee plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code (or, on and after the effectiveness of the Pension Act, Section 412(c) of the Code) or Section 303(d) of ERISA (or, on and after the effectiveness of the Pension Act, Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, after the effectiveness of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a)  the Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b)  depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining Consolidated Net Income for such fiscal year; plus

(c)  the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) 80% of the net amount, if any, by which the Deferred Revenue increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d)  the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) 80% of the net amount, if any, by which the Deferred Revenue decreased during such fiscal year plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(e)  Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness); minus

(f)  the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, and (ii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness.

“Excluded Subsidiary” means at any time (a) any Foreign Subsidiary, (b) any subsidiary of a Foreign Subsidiary, (c) any Immaterial Subsidiary and (d) any Broker-Dealer Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), provided that the term “Excluded Taxes” shall not include taxes imposed on amounts payable to the Administrative Agent, a Lender or the Issuing Bank that result from a failure by the

Borrower or any Subsidiary to take any action that would allow such amounts to be paid free of such taxes.

“FCM Subsidiary” means any Subsidiary that is registered as a futures commission merchant under the Commodity Exchange Act.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) Consolidated Adjusted EBITDA minus Capital Expenditures to (b) Consolidated Fixed Charges, in each case, for the period of four consecutive fiscal quarters of the Borrower ended on such date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.  The Foreign Subsidiaries on the date hereof are identified as such on Schedule 3.12.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone depleting substances or mold which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $500,000 and (c) does not have any Indebtedness outstanding, and which is identified as such on Schedule 3.12.  The Immaterial Subsidiaries on the date hereof are identified as such on Schedule 3.12.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind made to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and delivered to such Person or its designee, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated January 2007, as modified or supplemented prior to the Effective Date, relating to the Borrower and the Transactions.

“Initial Loans” has the meaning specified in Section 2.08.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Sections 2.08 or 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement, including each Existing Letter of Credit.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Security Documents, the Letters of Credit, any letter of credit application referred to herein and any promissory notes delivered in connection herewith .

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities (including contingent liabilities), condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Merger Consideration” has the meaning specified in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto (including any leasehold interest in real property) now or hereafter owned or leased by a Loan Party.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts and commissions) paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that on the date on which such reserve is no longer required to be maintained in accordance with GAAP, the remaining amount of such reserve shall then be deemed to be Net Proceeds.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of (i) all obligations of the Borrower or any Subsidiary, monetary or otherwise, under each Hedging Agreement entered into with a counterparty that was a Lender (or an Affiliate thereof) at the time such Hedging Agreement was entered into and (ii) all Cash Management Obligations, (c) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (d) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Security Documents and each of the other Loan Documents.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Material Adverse Effect” has the meaning specified in the Acquisition Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means the acquisition of the business listed on Schedule 6.04; provided that the consideration for such acquisition shall consist solely of common shares of the Borrower.

“Permitted Disposition” means the disposition of the business listed on Schedule 6.05; provided that the Net Proceeds thereof shall be applied in accordance with Section 2.11(c).

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (l) of Article VII;

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)  Liens arising from Permitted Investments described in paragraph (d) of the definition of the term “Permitted Investments”.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above; and

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower (a) the principal of which is not by its terms required to be repaid, prepaid, redeemed, repurchased or defeased, in whole or in part, at the option of any holder thereof or otherwise, on any date prior to the later of (i) the date six months after the Tranche B Maturity Date and (ii) the date six months after the Revolving Maturity Date (except upon the occurrence of an event of default or a change in control or similar event), (b) that is fully subordinated to the Obligations in the event of any bankruptcy, reorganization or insolvency proceeding with respect to the Borrower, (c) that provides that no payments of interest will be made during the continuance of any Default in the payment of the principal of or interest on the Obligations, (d) that provides on customary terms that payments of interest will be suspended for a period of at least 180 days during the continuance of non-payment Defaults upon notice given by the Administrative Agent on behalf of the Lenders, (e) the subordination provisions of which, insofar as they relate to the Obligations, are otherwise reasonably satisfactory to the Administrative Agent, (f) that is not Guaranteed by any Subsidiary unless (i) such Subsidiary is a Subsidiary Loan Party and a party to the Collateral Agreement, (ii) the Guarantee of such Subsidiary is unsecured and subordinated to the corresponding Guarantee of the Obligations under the Collateral Agreement on terms no less favorable to the Lenders than those on which the obligations of the Borrower in respect of such Indebtedness are subordinated to the Obligations and (iii) such Guarantee provides for the release and termination thereof, without action by any party, upon any release and termination of the corresponding Guarantee of the Obligations, and (g) that does not contain any financial maintenance covenants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)  any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger, consolidation or long-term license) of any property or asset of the Borrower or any Subsidiary, other than dispositions permitted by paragraphs (a), (b), (c), (d), (e) and (g) of Section 6.05; or

(b)  any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or assets within 180 days after such event; or

(c)  the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01; or

(d)  the receipt of any Equity Proceeds by or on behalf of the Borrower or any Subsidiary.

“Prepayment Percentage” means (a) in the case of a Prepayment Event described in paragraph (a), (b) or (c) of the definition of such term, 100%, and (b) in the case of a Prepayment Event described in paragraph (d) of the definition of such term, 50%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualifying Acquisition” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if:

(a)  immediately after giving effect to such acquisition, no Default has occurred and is continuing or would result therefrom;

(b)  such acquisition occurs on or after the first anniversary of the Closing Date; provided that any such acquisition may occur prior to such anniversary with the prior written approval of the Required Lenders;

(c)  each Subsidiary acquired in or resulting from such acquisition shall be a Domestic Subsidiary;

(d)  the Equity Interests of each Subsidiary resulting from such acquisition, if owned directly by the Borrower and/or one or more Subsidiary Loan Parties, shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Administrative Agent) after such acquisition shall be) pledged pursuant to the Collateral Agreement (subject to the limitations on the pledge of Equity Interests of Foreign Subsidiaries set forth in the definition of “Collateral and Guarantee Requirement”);

(e)  if applicable, the Collateral and Guarantee Requirement shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Administrative Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary;

(f)  the Borrower and the Subsidiaries shall be in compliance with Sections 6.12, 6.13 and 6.14 as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), computed on a pro forma basis as if such acquisition had occurred on such date or at the beginning of such period; provided that for the purposes of calculating such pro forma compliance with Section 6.13, the maximum Leverage Ratio set forth in such Section for each period shall be reduced by .50; and

(g)  in the case of any such acquisition for aggregate consideration in excess of $5,000,000, the Borrower shall have delivered to the Administrative Agent an officer’s certificate to the effect set forth in paragraphs (b), (c), (d) and (e) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in paragraph (f) above.

“Quarterly Subscription Revenue” has the meaning specified in Schedule 6.14.

“Rating” means any rating by S&P or Moody’s of the Borrower’s Indebtedness or corporate credit.

“Register” has the meaning specified in Section 9.04.

“Regulated Subsidiary” means any Subsidiary of the Borrower that is (a) a Broker-Dealer Subsidiary, (b) an FCM Subsidiary or (c) otherwise subject to regulation by any Governmental Authority or Supervisory Organization.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that in no event shall the Required Lenders consist of fewer than two Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, rule, regulation, interpretation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority or Supervisory Organization, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $25,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means February 13, 2012, or, if such day is not a Business Day, the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of The McGraw Hill Corporation.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Issuing Bank, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Securities Account Control Agreement” means a securities account control agreement, in form and substance satisfactory to the Administrative Agent and the Borrower, designating the Collateral Agent as secured party.

“Security Documents” means the Collateral Agreement, the Mortgages, the Securities Account Control Agreements, the Deposit Account Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.  On the Effective Date, for purposes of the representations and warranties made herein, the Acquisition shall be deemed to have been consummated and Persons becoming Subsidiaries as a result of the Acquisition shall be deemed to be Subsidiaries.

“Subsidiary Loan Party” means any Subsidiary that is not an Excluded Subsidiary.

“Supervisory Organization” means any of (a) the Commodity Futures Trading Commission, (b) the National Futures Association, (c) the Securities Investor Protection Corporation, (d) the Municipal Securities Rulemaking Board, (e) the Securities and Exchange Commission, (f) the National Association of Securities Dealers or (g) any other governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, collectively, the Tranche A Commitment and the Tranche B Commitment.

“Term Lenders” means, collectively, the Tranche A Lenders and the Tranche B Lenders.

“Term Loan” means a Loan made pursuant to clause (a) or (b) of Section 2.01.

“Total Indebtedness” means, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, other than contingent obligations in respect of undrawn letters of credit.

“Transactions” means, collectively, the Acquisition, the issuance of the Equity Consideration, the payment of the Cash Consideration, the execution by the Loan Parties of this Agreement and the performance of their obligations hereunder, the Borrowings, the creation of the security interests provided for herein and in the Security Documents and the other transactions contemplated hereby.

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche A Commitments is $50,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means February 13, 2012 or, if such day is not a Business Day, the next preceding Business Day.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche B Commitment is $75,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means August 13, 2012 or, if such day is not a Business Day, the next preceding Business Day.

“Tranche B Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make (a) a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Commitment, (b) a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment and (c) Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $500,000.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)  whether the requested Borrowing is to be a Revolving Borrowing, a Tranche A Term Borrowing or a Tranche B Term Borrowing;

(b)  the aggregate principal amount of such Borrowing;

(c)  the date of such Borrowing, which shall be a Business Day;

(d)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the principal amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in US Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy

(or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (ii) the aggregate LC Exposure shall not exceed $5,000,000.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will, in the absence of a notice given by the Issuing Bank, be automatically renewed (but in no event beyond the date that is five Business Days prior to the Revolving Maturity Date) for successive one-year periods.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other event or condition; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(a).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders with LC Exposures, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing greater than 50% of the LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as contemplated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as contemplated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the

Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the date that is three Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid on or prior to the end of such Interest Period as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments; Increase of Commitments.  (a)   The Commitments shall terminate at 5:00 p.m., New York City time, on March 31, 2007, if the Term Loans shall not have been made by such time.  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d)  The Borrower may on one or more occasions, by written notice to the Lenders through the Administrative Agent, executed by the Borrower, the Administrative Agent and one or more financial institutions (any such financial institution referred to in this Section being called an “Augmenting Lender”), which may include any Lender, cause Revolving Commitments to be made available by the Augmenting Lenders (or cause the Revolving Commitments of the Augmenting Lenders to be increased, as the case may be) in an amount for each Augmenting Lender set forth in such notice; provided that (i) the aggregate amount of all such increases to the Revolving Commitments pursuant to this Section shall not exceed $25,000,000 and each such increase shall be in an amount of not less than $5,000,000, (ii) each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), (iii) each Augmenting Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower and (iv) no Lender shall have any obligation hereunder to become an Augmenting Lender and any election to do so shall be in the sole discretion of each Lender.  Any such notice shall set forth the amount of the requested increase in the aggregate Revolving Commitments and the date on which such increase is requested to become effective.  Increases and new Revolving Commitments created pursuant to this Section 2.08(d) shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of this Section 2.08(d).  Notwithstanding the foregoing, no increase in the aggregate Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this Section 2.08(d) unless, (i) on the date of such increase, the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (as though a Borrowing were being made on such date) and the Administrative Agent shall have received a certificate to that effect dated as of such date and executed by a Responsible Officer of the Borrower and (ii) the Administrative Agent shall have received (to the extent requested by the Administrative Agent reasonably in advance of such date) documents consistent with those delivered under Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrower to borrow such increased amounts and as to the enforceability of this Agreement after giving effect to such increase.

(e)  At the time that any increase in the total Commitments pursuant to Section 2.08(d) (a “Commitment Increase”) becomes effective, if any Loans are outstanding, the Borrower shall prepay in accordance with Section 2.11 the aggregate principal amount of all Loans outstanding (the “Initial Loans”); provided that (i) nothing in this Section shall prevent the Borrower from funding the prepayment of Initial Loans with concurrent Borrowings hereunder in accordance with the provisions of this Agreement, giving effect to the Commitment Increase and (ii) no such prepayment shall be required if, after giving effect to the Commitment Increase, each Lender has the same Applicable Percentage as immediately prior to such Commitment Increase.

(f)  At the time that any Commitment Increase becomes effective, if any Letters of Credit issued hereunder remain outstanding, each Lender’s participation in such Letters of Credit will be adjusted in accordance with such Lender’s Applicable Percentage, after giving effect to such Commitment Increase.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving Maturity Date and (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.10.  Amortization of Term Loans.  (a)   Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay the Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2007	$2,500,000.00
September 30, 2007	$2,500,000.00
December 31, 2007	$2,500,000.00
March 31, 2008	$2,500,000.00
June 30, 2008	$2,500,000.00
September 30, 2008	$2,500,000.00
December 31, 2008	$2,500,000.00
March 31, 2009	$2,500,000.00
June 30, 2009	$2,500,000.00
September 30, 2009	$2,500,000.00
December 31, 2009	$2,500,000.00
March 31, 2010	$2,500,000.00
June 30, 2010	$2,500,000.00
September 30, 2010	$2,500,000.00

December 31, 2010	$2,500,000.00
March 31, 2011	$2,500,000.00
June 30, 2011	$2,500,000.00
September 30, 2011	$2,500,000.00
December 31, 2011	$2,500,000.00
Tranche A Maturity Date	$2,500,000.00

(b)  Subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
March 31, 2008	$7,500,000.00
March 31, 2009	$7,500,000.00
March 31, 2010	$7,500,000.00
March 31, 2011	$7,500,000.00
March 31, 2012	$7,500,000.00
Tranche B Maturity Date	$37,500,000.00

(c)  To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(d)  Any prepayment of a Term Borrowing of either Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably; provided that, with respect to any voluntary prepayment of Term Borrowings, the Borrower may specify the manner in which such voluntary prepayment shall be applied in the notice of such voluntary prepayment.  If the initial aggregate amount of the Lenders’ Tranche A Commitments or Tranche B Commitments exceeds the aggregate principal amount of Tranche A Term Loans or Tranche B Term Loans, respectively, that are made on the Effective Date, then the scheduled repayments of Tranche A Term Borrowings and Tranche B Term Borrowings, as the case may be, to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(e)  Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12:00 noon., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and payment of any amounts required under Section 2.16.

(b)  In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that (i) any Net Proceeds in respect of any Prepayment Event are received by or on behalf of the Borrower or any Subsidiary, the Borrower shall, within three Business Days after such Net Proceeds are received, (A) prepay Term Borrowings, (B) after  the payment in full of such Term Borrowings, prepay Revolving Borrowings and (C) after repayment in full of such Revolving Borrowings, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an amount equal to the Prepayment Percentage of such Net Proceeds (or such lesser amount as shall be required to repay in full all such Borrowings and fully cash collateralize the LC Exposure); provided that, in the case of any event described in paragraph (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) within 180 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate) except to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that the Borrower shall not be permitted to make elections pursuant to the immediately preceding proviso with respect to Net Proceeds in any fiscal year aggregating in excess of $5,000,000.

(d)  Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, the Borrower shall (i) prepay Term Borrowings, (ii) after the payment in full of such Term Borrowings, prepay Revolving Borrowings and (iii) after repayment in full of such Revolving Borrowings, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an amount equal to 50% of the Excess Cash Flow for such fiscal year (or such lesser amount as shall be required to repay in full all such Borrowings and fully cash collateralize the LC Exposure) if the Leverage Ratio at the end of such fiscal year shall have been greater than or equal to 1.00 to 1.00.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e)  In the event any mandatory prepayment of Term Borrowings is made at a time when Term Borrowings of more than one class remain outstanding, the aggregate amount of such prepayment shall be allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that, so long as and to the extent that any Tranche A Term Borrowings remain outstanding, any Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loan pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case (i) the aggregate amount of the prepayment so declined shall be offered to the Tranche B Lenders that shall have accepted such prepayment and applied to the Tranche B Term Loans of any such Lenders that accept such amount, pro rata based on the aggregate principal amounts of their outstanding Tranche B Term Loans, and (ii) any amount not accepted by such Tranche B Lenders shall be applied to prepay Tranche A Term Borrowings.

(f)  Prior to any prepayment of Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of such Class to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowings in full.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.13 and 2.16 and paragraph (g) of this Section.

(g)  Any prepayment of Tranche B Term Loans effected on or prior to the first anniversary of the Effective Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness under any credit or note facility (including any replacement term loan facility effected pursuant to an amendment of this Agreement) will be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment if the Applicable Rate or similar interest rate spread applicable to such Indebtedness is, or upon satisfaction of any conditions could at any time be, less than the Applicable Rate that would apply to the Tranche B Term Loans (based on the definition of Applicable Rate as in effect on the Effective Date).  Such fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the Tranche B Lenders, on the date of such prepayment.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Revolving Commitment of each Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at any time at the Applicable Rate used at such time to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.250% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes. (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the

Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by US law, such properly completed and executed documentation prescribed by US law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  The Borrower agrees to take, and to cause all Subsidiaries to take, all actions required in order for all exemptions from withholding taxes available to any Foreign Lender to be effective.

(f)  If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower within a reasonable period of time (but only to the extent of indemnity payments made, or additional amount paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This Section 2.17 shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate of the

Borrower (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion and in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above) the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as follows:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other action and, if required, stockholder or other equity holder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or Supervisory Organization, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Requirement of Law applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Effects.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, shareholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2003, 2004 and 2005, reported on by KPMG LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) above.

(b)  The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the four fiscal quarter period ended September 30, 2006, prepared after giving effect to the Acquisition and the other Transactions that are to occur on or prior to the Effective Date.  Such pro forma financial statements (i) have been prepared in good faith based on information available to the Borrower and the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) accurately reflect all adjustments necessary to give effect to the Transactions that are to occur on or prior to the Effective Date in accordance with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower and the Subsidiaries as of and for the four fiscal quarter period ended September 30, 2006, as if the Transactions that are to occur on or prior to the Effective Date had occurred on such date or at the beginning of such period.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  Since December 31, 2005, there has been no event, condition or circumstance that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect or a Company Material Adverse Effect.

(e)  Since December 31, 2005, there has been no event, condition or circumstance that constitutes, or could reasonably be expected to result in, a Material Adverse Effect; provided, that, notwithstanding the preceding sentence or any other provision of this Agreement, the representation and warranty contained in this paragraph (e) will not be deemed to have been made until the day immediately following the Effective Date, and no Default will be deemed to exist as a result of the incorrectness of such representation and warranty prior to the day immediately following the Effective Date.

SECTION 3.05.  Properties; Intellectual Property; Liens.  (a)  The Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b)  The Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

(d)  As of the Effective Date, none of the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

(e)  None of the real or personal property owned by the Borrower or any Subsidiary is subject to any Lien except as permitted in Section 6.02.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits, investigations or proceedings by or before any arbitrator, Governmental Authority or Supervisory Organization pending against or, to the knowledge of the

Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Except for the Disclosed Matters, neither the Borrower nor any Regulated Subsidiary has received any extraordinary supervisory letter from, or adopted any resolutions at the request of, any Supervisory Organization or Governmental Authority charged with the supervision or regulation of such Subsidiary.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and the Subsidiaries is in compliance with (a) all material Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, in the judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan in an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered.

SECTION 3.12.  Subsidiaries.  As of the Effective Date, the Borrower does not have any subsidiaries other than the Subsidiaries set forth on Schedule 3.12.  As of the Effective Date, neither the Borrower nor any Subsidiary holds any Equity Interests in any joint venture.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13.  Insurance.  The Borrower believes that the insurance that is maintained by or on behalf of the Borrower and the Subsidiaries and that is currently effective is adequate and is in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  As of the Effective Date, all premiums in respect of such insurance have been paid.  Such insurance polices are set forth on Schedule 3.13.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened.  The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.  There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date (including the making of each Loan made on the Effective Date and the application of the proceeds of such Loans), (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16.  Security Documents.  (a)  The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement) and (i) when the Collateral (as defined in the Collateral Agreement) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the Collateral Agreement will constitute a fully perfected Lien on, and security interests in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior to any other Person and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the remaining Collateral (as defined in the Collateral Agreement) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens expressly permitted by Section 6.02.

(b)  When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created under the Collateral Agreement will constitute a fully perfected Lien on all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the

United States and its territories and possessions, in each case prior and superior in right to any other Person, except in respect of Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof).

(c)  The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in each such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.17.  Margin Regulations.  None of the Borrower or any Subsidiary (other than any Broker-Dealer Subsidiary) is engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (as defined in Regulation U), or extending credit for the purpose of purchasing or carrying margin stock and no part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (as defined in Regulation U), or to refinance Indebtedness originally incurred for such purpose, or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations issued by the Board, including Regulation T, U or X.

SECTION 3.18.  Regulatory Status; Memberships Held.  (a)  Each Broker-Dealer Subsidiary (i) is duly registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, (ii) is a member in good standing of the securities exchanges and securities clearing corporations listed in Schedule 3.18, (iii) is duly registered, licensed or qualified as a broker or dealer under the applicable Requirements of Law of each jurisdiction listed in Schedule 3.18 and (iv) is in compliance with (A) the Securities Exchange Act of 1934 and the rules and regulations thereunder applicable to it, (B) the rules and regulations of the NASD applicable to it, (C) the rules and regulations of the securities exchanges and securities clearing corporations of which it is a member and (D) the applicable Requirements of Law of each jurisdiction where it is registered as a broker or dealer.

(b)  Each FCM Subsidiary (i) is duly registered as a futures commission merchant with the Commodity Futures Trading Commission under the Commodity Exchange Act and is a member in good standing of the National Futures Association, (ii) is a member of the futures exchanges and futures clearing corporations listed in Schedule 3.18, (iii) is in compliance with (A) the Commodity Exchange Act and the rules and regulations thereunder applicable to it, (B) the rules and regulations of the National

Futures Association applicable to it and (C) the rules and regulations of the futures exchanges and futures clearing corporations of which it is a member.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic imaging transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Simpson Thacher & Bartlett LLP, counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-1, (ii) Jeffer Mangels Butler & Marmaro LLP, special California counsel for the Subsidiary Loan Parties incorporated in the state of California, substantially in the form of Exhibit B-2, (iii) Matheson, Mortensen, Olsen & Jeppson, P.C., special Utah counsel for the Subsidiary Loan Parties incorporated in the state of Utah, substantially in the form of Exhibit B-3 and (iv) Henderson & Morgan, LLC, special Nevada counsel for the Subsidiary Loan Parties incorporated in the State of Nevada, substantially in the form of Exhibit B-4, in each case covering such other matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests on behalf of itself and the Subsidiary Loan Parties such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and paragraphs (f), (g), (j), (l) and (m) of this Section.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)  Each of the Acquisition and the other Transactions that are to occur on or prior to the Effective Date shall have been consummated, or shall be consummated simultaneously with the initial extension of credit hereunder, in accordance with applicable law and the Acquisition Agreement.  No provision of the Acquisition Agreement (including any condition to the obligations of the Borrower thereunder), as in effect on the date hereof, shall have been waived, amended, supplemented or otherwise modified in an manner material and adverse to the Lenders without the consent of the Administrative Agent.

(g)  The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer and a legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released.

(h)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect.

(i)  If any portion of the Merger Consideration is placed in escrow to ensure performance of any obligation of the Acquired Company under the Acquisition Agreement, such amount shall have been placed in an escrow account with JPMorgan Chase Bank, N.A. on terms satisfactory to the Arranger.

(j)  Immediately after consummation of the Acquisition and the other Transactions that are to occur on or prior to the Effective Date, (i) the Borrower and the Subsidiaries will have no outstanding Indebtedness other than (A) the Indebtedness under the Loan Documents and (B) Indebtedness permitted by Section 6.01(b)(ii) and (ii) all outstanding Equity Interests in the Subsidiaries will by owned by the Borrower or another Subsidiary.

(k)  The Administrative Agent shall have received projections (broken down by quarter for each year ending on or prior to December 31, 2007, and by year thereafter) for the Borrower and the Subsidiaries for the period ending December 31, 2011.

(l)  All consents and approvals required to be obtained from any Governmental Authority, Supervisory Organization or third party in connection with the

Transactions shall have been obtained, and there shall be no governmental or judicial action or proceeding pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(m)  The pro forma ratio of Total Indebtedness to Consolidated Adjusted EBITDA as of the end of and for the period of four fiscal quarters ended September 30, 2006, giving effect to the Transactions that are to occur on or prior to the Effective Date as if they had occurred on such date or at the beginning of such period, shall not exceed 2.50 to 1.00, and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower setting forth a computation of such ratio.

(n)  The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, (i) the Administrative Agent may grant reasonable extensions of time, but in no event later than 45 calendar days, for the delivery of the insurance certificates referred to in clause (h) above where the Administrative Agent determines that such delivery cannot be accomplished without undue effort or expense by the time required by this Agreement and (ii) the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on March 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable;

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c)  The Administrative Agent shall have received a Borrowing Request.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders, that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a)  as soon as available (but in any event within 90 days after the end of each fiscal year of the Borrower), its audited consolidated balance sheet and related audited consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  as soon as available (but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower), its consolidated balance sheet and related consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) showing the Leverage Ratio as of and for the end of the applicable fiscal year or fiscal quarter, (B) demonstrating compliance with the covenants contained in Sections 6.12, 6.13 and 6.14 and (C) in the case of financial statements delivered under paragraph (a) above, showing the amount, if any, of Excess Cash Flow for such fiscal year, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) identifying the Subsidiaries, if any, that are “Excluded Subsidiaries” under clauses (c), (d) and (e) of the definition of such term;

(d)  concurrently with any delivery of financial statements under paragraph (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) copies of any management letters delivered to the Borrower or any Subsidiary by such accounting firm;

(e)  within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and projected consolidated statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange or distributed by the Borrower to its shareholders generally;

(g)  as soon as reasonably practical following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1)(1) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower, any Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiary or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(h)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(i)   together with the delivery of each set of financial statements referred to in paragraph (a) or (b) above, FOCUS reports prepared with respect to each Broker-Dealer Subsidiary; and

(j)  promptly after it shall have been advised thereof, any Rating issued or reissued by S&P or Moody’s, whether pursuant to Section 5.15 or otherwise.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery.  Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and to each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority or Supervisory Organization against or affecting the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s jurisdiction of organization or form of organization (iii) in the location of any Loan Party’s chief executive office or principal place of business that is not a registered organization (as defined in the Uniform Commercial Code) structure and (iv) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization.  The Borrower also agrees to promptly provide to the Administrative Agent certified organizational documents reflecting any of the changes described in the preceding sentence.  The Borrower agrees not to effect or permit any change referred to in the preceding sentences unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent, for the benefit of the Lenders, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)  At the time of each delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer and a chief legal officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence, (b) the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and (c) all licenses, registrations and memberships of each Regulated Subsidiary to the full extent required under applicable Requirements of Law and the applicable rules and regulations promulgated by any Supervisory Organization or Governmental Authority; provided that the foregoing clause (a) shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05.  Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.  Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as are (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by the Borrower and (b) all insurance required to be maintained by law or any Loan Document.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking or exportation of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents and this Agreement.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10.  Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will promptly after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13.  Further Assurances.  (a)  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.14.  Interest Rate Protection.  As promptly as practicable and in any event within 15 days after the Closing Date, the Borrower will enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more Hedging Agreements, the effect of which is to fix or cap the interest rates applicable to at least 50% of Term Loans, in each case on terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.  Each such Hedging Agreement shall be entered into with a Person that is reasonably acceptable to the Administrative Agent.

SECTION 5.15.  Annual Renewal of Rating.  If either S&P or Moody’s shall have a Rating in effect and such Rating shall be a confidential or private rating, the Borrower shall cause such Rating to be reissued by S&P or Moody’s, as the case may be, at least once during each 12-month period commencing on the Effective Date, and shall pay any fees or other costs related to the foregoing.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;
(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;
(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or another Subsidiary; provided that (A) any such Indebtedness shall not have been transferred or pledged to any third party, (B) any such Indebtedness owed by a Loan Party shall be unsecured and subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, (C) any such Indebtedness owed to a Loan Party shall be evidenced by an intercompany note and pledged under the Security Documents and (D) Indebtedness of any Subsidiary that is not a Loan Party owed to a Loan Party shall be subject to clause (ii) of the proviso in paragraph (d) of Section 6.04;
(iv) Guarantees by the Borrower of Indebtedness of any Subsidiary (other than any Broker-Dealer Subsidiary) and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to clause (ii) of the proviso in paragraph (d) of Section 6.04;
(v) Indebtedness of the Borrower or any Subsidiary (other than any Broker-Dealer Subsidiary) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary (other than any Broker-Dealer Subsidiary) in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or change the parties directly or indirectly responsible for the payment thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; provided further that the aggregate principal amount of Indebtedness permitted to be incurred by this clause (v) shall not exceed (A) $5,000,000 between the Closing Date and December 31, 2007, (B) $1,250,000 during any fiscal year thereafter or (C) $10,000,000 in the aggregate during the term of this Agreement; and provided, further however that the maximum aggregate principal amount of Indebtedness permitted to be incurred in any year pursuant to the foregoing clause (A) or (B) shall be increased by the amount, if any, by which (x) the amount of Indebtedness permitted to be incurred under clause (A) or (B), as applicable, during the immediately preceding year (without giving effect to any carryover pursuant to this proviso) exceeds (y) the amount of Indebtedness actually incurred under clause (A) or (B), as applicable, during such immediately preceding year.
(vi) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000 at any time outstanding;
(vii) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;
(viii) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;
(ix) Permitted Subordinated Indebtedness in an aggregate amount outstanding at any time not greater than $25,000,000; and
(x) other unsecured Indebtedness in an aggregate principal amount outstanding at any time not greater than $1,000,000.

(b)  The Borrower will not issue any preferred Equity Interests, except to the extent it could incur Permitted Subordinated Indebtedness or other unsecured Indebtedness pursuant to clause (ix) or (x) of paragraph (a) of this Section (and for all purposes of this Section, any such issuance of preferred Equity Interests will be deemed to constitute an incurrence of Permitted Subordinated Indebtedness or unsecured Indebtedness (as the Borrower may elect) in a principal amount equal to the stated amount or, if greater, the liquidation preference of such preferred Equity Interests.  The Borrower will not permit any Subsidiary to issue any preferred Equity Interests.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created under the Loan Documents;

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)  Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary (other than any Broker-Dealer Subsidiary); provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost (including the aggregate amount of any assumed Indebtedness) of acquiring, constructing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected;

(g)  Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h)  Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party; and

(i)  Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,000,000 at any time outstanding.

SECTION 6.03.  Fundamental Changes; Lines of Business.  (a)  The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  Except as and to the extent expressly provided in Section 6.04(k), the Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)  the Acquisition; provided that the consideration paid shall be limited to the Merger Consideration;

(b)  Permitted Investments;

(c)  investments existing on the date hereof and set forth on Schedule 6.04;

(d)  investments by the Borrower in Equity Interests in any Person that is a Subsidiary prior to the making of such investments and by any Subsidiary in the

Equity Interests of the Borrower or any Person that is a Subsidiary prior to the making of such investments; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments by Loan Parties in, loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (including all such investments, loans, advances and Guarantees existing on the Effective Date, but excluding the investment made pursuant to the Acquisition) shall not exceed $2,000,000 at any time outstanding;

(e)  repurchases of outstanding Equity Interests in the Borrower permitted under Section 6.08;

(f)  loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any Subsidiary; provided that (i) any such loans and advances owed by a Loan Party shall be unsecured and subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, (ii) any such loans or advances owed to a Loan Party shall be evidenced by an intercompany note and pledged under the Security Documents and (iii) any such loans or advances owed by any Subsidiary that is not a Loan Party to a Loan Party shall be subject to clause (ii) of the proviso in paragraph (d) of this Section;

(g)  Guarantees by the Borrower of Indebtedness and other obligations of any Subsidiary and Guarantees by any Subsidiary of Indebtedness and other obligations of the Borrower and any Subsidiary; provided that (i) any such Guarantee constituting Indebtedness shall be permitted by Section 6.01, (ii) a Subsidiary that has not Guaranteed the Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (iii) any Guarantees made by any Loan Party of Indebtedness and other obligations of any Subsidiary that is not a Loan Party shall be subject to clause (ii) of the proviso in paragraph (d) of this Section;

(h)  investments received in connection with the disposition of any asset permitted by Section 6.05;

(i)  Hedging Agreements permitted by Section 6.07;

(j)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(k)  Qualifying Acquisitions; provided that (i) the aggregate amount or fair market value of the consideration paid by the Borrower and the Subsidiaries shall not exceed (A) in the case of any Qualifying Acquisition, $50,000,000, of which not more than $20,000,000 may consist of assets other than common stock of the

Borrower or proceeds of issuances and sales of such common stock that occur substantially contemporaneously with, and are carried for the purpose of obtaining funds for, such Qualifying Acquisition, or (B) in the case of all such Qualifying Acquisitions during the term of this Agreement, $150,000,000, of which not more than $50,000,000 may consist of assets other than common stock of the Borrower or proceeds of issuances and sales of such common stock that occur substantially contemporaneously with, and are carried for the purpose of obtaining funds for, such Qualifying Acquisitions, and (ii) each such Qualifying Acquisition shall be of a Person, or a division or line of business of a Person, that is engaged in a business of the type conducted by the Borrower and the Subsidiaries or a business similar or reasonably related thereto, as determined in good faith by the board of directors or equivalent governing body of the Borrower; provided that Qualifying Acquisitions for consideration not in excess of $20,000,000 for any such acquisition or $50,000,000 in the aggregate for all such acquisitions during the term of this Agreement may be of Persons, divisions or lines of business engaged in other businesses.

SECTION 6.05.  Asset Sales.  The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a)  sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business, and sales of equipment that has been replaced with newer equipment of the same type;

(b)  sales, transfers, leases and other dispositions to the Borrower or any Subsidiary (other than to any Broker-Dealer Subsidiary, unless the asset(s) so transferred either (i) remain subject to the Lien of the Security Documents and arrangements satisfactory to the Collateral Agent have been made for the continued perfection of such Lien or (ii) are operating assets (as opposed to cash or financial assets) used in the business of the transferor that are transferred in pursuit of a strategic objective pursuant to which a Requirement of Law of a Supervisory Organization requires such assets to be housed in a Broker-Dealer Subsidiary; provided that the aggregate fair market value of all assets transferred in accordance with this clause (ii) shall not exceed $5,000,000, measured in the case of each transfer at the time thereof); provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)  sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d)  leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(e)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(f)  the Permitted Disposition;

(g)  sale-leaseback transactions permitted by Section 6.06; and

(h)  sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $1,000,000 during the term of this Agreement;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (e)) shall be made for fair value (as reasonably determined by the Borrower) and for consideration at least 75% of which is cash payable at the time of such sale, transfer or other disposition.

SECTION 6.06.  Sale and Leaseback Transactions.  Except as permitted by Sections 6.01(a)(v) and 6.02(e), the Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07.  Hedging Agreements.  The Borrower will not, nor will it permit any Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements required by Section 5.15 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of Equity Interests in the Borrower or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) any Subsidiary may declare and pay dividends ratably with respect to its Equity Interests;

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of its common stock;
(iii) the Borrower may repurchase outstanding Equity Interests of the Borrower; provided that (A) at the time of and after giving effect to each such repurchase no Default shall have occurred and be continuing, (B) the aggregate amount of such repurchases shall not exceed $10,000,000 during any fiscal year (increased by the amount, if any, by which such repurchases during the immediately preceding fiscal year shall have been less than $10,000,000); and (C) the aggregate amount of all such repurchases during the term of this Agreement shall not exceed $50,000,000; and
(iv) the Borrower may pay cash dividends in respect of its Equity Interests, and may repurchase such Equity Interests without regard to the limitations contained in clauses (B) and (C) of the preceding clause (iii), at any time when the Leverage Ratio as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) shall not have been greater than 1.00 to 1.00; provided that at the time of and after giving effect to the payment of each such cash dividend and each such repurchase no Default shall have occurred and be continuing.

(b)  The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payments in respect of Indebtedness under the Loan Documents;
(ii) scheduled or other mandatory payments of principal and interest as and when due in respect of any Indebtedness; provided, that in the case of any subordinated Indebtedness such payments shall not be prohibited by applicable subordination provisions;
(iii) repayments of secured Indebtedness that becomes due as a result of voluntary sales or transfers of the property or assets securing such Indebtedness; provided, that such sales or transfers are permitted by this Agreement; and
(iv) repayments of Indebtedness owed to Loan Parties.

SECTION 6.09.  Transactions with Affiliates.  (a)  The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease, license or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among Loan Parties not involving any other Affiliate, (iii) the payment of reasonable fees to directors of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (iv) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (v) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, as applicable and (x) any Restricted Payment permitted by Section 6.08.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or the ability of any Subsidiary to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (or to any extension, renewal or replacement of, or any amendment or modification not expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.  Amendment of Material Documents.  The Borrower will not, nor will it permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents or (b) any other indenture, agreement or instrument in respect of any Material Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release could be materially adverse to the Borrower, any Subsidiary or the Lenders.

SECTION 6.12.  Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on a date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Closing Date through June 30, 2007	1.25 to 1.00
July 1, 2007 and thereafter	1.50 to 1.00

SECTION 6.13.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Closing Date through December 31, 2007	2.50 to 1.00
January 1, 2008 and thereafter	2.00 to 1.00

SECTION 6.14.  Quarterly Subscription Revenue.  The Borrower will not permit the Quarterly Subscription Revenue to be less than the amount set forth in Schedule 6.14.

SECTION 6.15.   Changes in Fiscal Periods.  The Borrower shall not (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31 or (b) change or permit any Subsidiary to change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or LC Disbursement payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of seven Business Days;

(d)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e)  The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(f)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b), (c) and (e) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender);

(g)  the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(h)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(i)  (i)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (ii) the Securities Investor Protection Corporation shall apply for a protective decree with respect to any Broker-Dealer Subsidiary as provided in the Securities Investor Protection Act and such application shall remain undismissed for a period of 30 days; or (iii) the Commodity Futures Trading Commission shall apply for a receiver with respect to any FCM Subsidiary as provided in the Commodity Exchange Act and such application shall remain undismissed for a period of 30 days.

(j)  the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)  the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)  one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(m)  an ERISA Event shall have occurred that, in the judgment of the Required Lenders, when taken together with all other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect;

(n)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(o)  any Loan Document or any Guarantee of the Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto;

(p)  the Guarantees of the Obligations shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(q)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) demand cash collateral pursuant to Section 2.05(j); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral pursuant to Section 2.05(j), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (it being agreed, however, that the Borrower shall be entitled to assume that all actions purported to be taken by the Administrative Agent hereunder are taken pursuant to authority granted to the Administrative Agent hereunder).

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed (or otherwise authenticated) or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Notwithstanding anything herein to the contrary, no arranger or bookrunner listed on the cover page hereof shall, in its capacity as such, have any power, duty or responsibility under any Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to INVESTools Inc., 13947 South Minuteman Drive, Draper, UT 84020, Attention of Ida Kane, Chief Financial Officer (Telecopy No. 801-816-6010);
(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor 07, Chicago, IL 60603-2003, Attention of Lillian A. Arroyo (Telecopy No. 312-732-1544); and
(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date of scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or any other provision of this Agreement, in each case in a manner that would alter the pro rata sharing of payments required thereby, or any other provision of this Agreement requiring that Loans be made by, or payments allocated among, the Lenders on a pro rata basis, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Borrower or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement, or limit its liability in respect of such Guarantee (in each case except as expressly provided in the Collateral Agreement), without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) limit the rights of the Tranche B Lenders to decline mandatory prepayments as provided in Section 2.11, without the written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Loans; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not of the Tranche A Lenders and Tranche B Lenders), the Tranche A Lenders (but not the Revolving Lenders and the Tranche B Lenders) or the Tranche B Lenders (but not the Revolving Lenders or the Tranche A Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, the Issuing Bank and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and expenses incurred in connection with due diligence, in connection with the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution and delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary taxes associated with this Agreement or any other Loan Document.

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution or delivery and administration of the Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on any Mortgaged Property or any other  property at any time (including prior to the date hereof) owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary or any of their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (ii) result from any litigation or proceeding  brought by an Indemnitee solely against one or more other Indemnitees and not involving the breach of a representation and warranty, the non-compliance with an obligation or a wrongful or negligent act or omission, in each case by the Borrower or any of its Affiliates.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time.  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) in the case of any assignment of any Revolving Commitment, any Revolving Loan, any Tranche A Commitment or any Tranche A Term Loan, the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee, (B) in the case of any assignment of any Revolving Commitment, any Revolving Loan, any Tranche A Commitment or any Tranche A Term Loan, the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of (i) a Revolving Loan or Revolving Commitment to a Lender with a Revolving Commitment immediately prior to such assignment or (ii) a Tranche A Term Loan or Tranche A Commitment to a Revolving Lender or a Tranche A Lender, an Affiliate of such Lender or an Approved Fund and (C) in the case of any assignment of any Revolving Commitment, the Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of paragraph (b) of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.  The provisions of the last sentence of the definition of “Applicable Rate” and of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender, the Issuing Bank and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their Affiliates may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  (a)  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Loan Party and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  Each Lender and the Issuing Bank acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Related Parties or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and State securities laws.

(c)  All Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and the Subsidiaries and its and their Related Parties or securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and State securities laws.

SECTION 9.13.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, each Subsidiary and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Bank, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.14.  USA Patriot Act.  Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower and the Subsidiaries, which information includes the names and addresses of the Borrower and the Subsidiaries and other information that will allow such Lender or the Administrative Agent to identify the Borrower and the Subsidiaries in accordance with the Act.

SECTION 9.15.  Termination or Release.  (a)  Each Security Document, the guarantees made therein and the security interests granted thereunder shall terminate when all the Obligations have been paid in full in cash, the Commitments have expired or been terminated, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit.

(b)  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, the guarantee of such Subsidiary Loan Party made under the Collateral Agreement shall automatically be released and the security interests granted in the Collateral of such Subsidiary Loan Party under the Security Documents shall automatically be released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary pursuant to the terms of this Agreement.

(c)  Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any person (other than a Loan Party or an Affiliate of a Loan Party), or upon the effectiveness of any written consent pursuant to Section 9.02 to the release of any security interest granted in any Collateral of such Loan Party under the Security Documents, the security interests granted in such Collateral under the Security Documents shall be automatically released.

(d)  In connection with any termination or release pursuant to this Section, the Collateral Agent shall execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESTOOLS INC.,
as Borrower
by
/s/ Lee K. Barba
Name: Lee K. Barba
Title: Chief Executive Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank,
Swingline Lender and as a Lender,
by
/s/ Stephen Zajac
Name: Stephen Zajac
Title: Senior Vice President

LENDER: Wells Fargo Bank, N.A.

by
/s/ Tyler G. Harvey
Name: Tyler G. Harvey
Title: Vice President

LENDER: La Salle Bank N.A.

by
/s/ Michael A. Berent
Name: Michael A. Berent
Title: Senior Vice President

LENDER: Zion First National Bank

by
/s/ Donald L. Rands
Name: Donald L. Rands
Title: Vice President